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                                                                      Exhibit 12

Ratio of Earnings to Fixed Charges and Preferred Stock Dividends of Subsidiary

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
                                                                          Years Ended December 31,
                                                                 --------------------------------------------
                                                                     1999            1998            1997
                                                                 ------------    ------------    ------------
Earnings:

  Net Income                                                      $23,181,818     $22,025,872     $10,055,808
  Add-Fixed charges and preferred stock
   dividends of subsidiary                                          4,763,600       1,504,334         429,012
                                                                   ----------      ----------      ----------

  Income before fixed charges and preferred
   stock dividends of subsidiary                                  $27,945,418     $23,530,206     $10,484,820
                                                                   ----------      ----------      ----------
                                                                   ----------      ----------      ----------

Fixed Charges and Preferred Stock Dividends of Subsidiary:

  Interest expense                                                $ 1,749,225     $ 1,504,334     $   429,012
  Preferred stock dividends of subsidiary                           3,014,375
                                                                   ----------      ----------      ----------

  Total fixed charges and preferred stock
   dividends of subsidiary                                        $ 4,763,600     $ 1,504,334     $   429,012
                                                                   ----------      ----------      ----------
                                                                   ----------      ----------      ----------

Ratio of Earnings to Fixed Charges and
  Preferred Stock Dividends of Subsidiary                                5.87           15.64           24.44
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The Company had no interest expense or other fixed charges prior to 1997. The
Company had no preferred stock of subsidiary prior to 1999.